English Translation of

Letter of Commitment

Shanxi Hongshan Pharmaceuticals Co., Ltd:

Since Shanxi Hongshan Pharmaceuticals Co., Ltd (“Company”) is in the early stage of business research and production development, It is in a shortage of funds. I, as the Company’s legal representative, has been continually loaned funds to the Company. As of 12/31/2011, the outstanding balance was RMB22,399,766.02 ($3,525,723). I promise that this is an interest-free long-term loan for two years from 01/01/2012 to 12/31/2013, used for the Company’s cash flow.

At the same time, I promise to continue to provide necessary funds whenever needed to ensure the Company’s continued development.

Hereby undertake.

Jiayue Zhang

01/01/2012